Exhibit 99.6


NEWS RELEASE


                                                           FARMSTEAD [LOGO]


CONTACT:
--------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice:  860-610-6002
Fax:   860-610-6001

                                                      For Immediate Release
                                                      ---------------------


                       FARMSTEAD TELEPHONE GROUP, INC.
              COMPLETES $3 MILLION FINANCING WITH LAURUS FUNDS


EAST HARTFORD, CT, April 4, 2005 - Farmstead Telephone Group, Inc. (AMEX:FTG) announced that it has completed a new three-year, $3 million credit facility with Laurus Master Fund, Ltd, a New York-based institutional fund that specializes in direct investments in small cap companies. The facility consists of a $2.5 million convertible secured revolving note and a $500,000 convertible minimum borrowing note. The outstanding balance on the notes are convertible into shares of the Company's common stock, subject to certain limitations set forth in the agreement based upon the stock's trading volume and Laurus' ownership position. The Company also issued to Laurus a five-year warrant to purchase up to 500,000 shares of common stock of the Company. Borrowings under the revolving note will be based upon a percentage of eligible accounts receivable and inventories as defined in the agreement. This new credit facility replaces the $1.7 million revolving credit facility the Company had with Business Alliance Capital Corporation.

      Jean-Marc Stiegemeier, Farmstead's President and CEO commented, "We are excited to have entered into this relationship with Laurus Funds. This facility gives us an immediate uplift in our current borrowing availability and will provide us with enhanced financial flexibility to continue the execution of our 2005 plan."

About Farmstead
---------------

      Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.


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                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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